THE HENNESSY FUNDS, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION


          The undersigned officers of The Hennessy Funds, Inc. (the "Corporation"), a corporation duly organized and existing under the Maryland General Corporation Law ("MGCL"), do hereby certify that:

          FIRST: The name of the Corporation is THE HENNESSY FUNDS, INC.

          SECOND: A total of One Hundred Million (100,000,000) shares of the Corporation's Class B Common Stock shall be designated the "Total Return Fund," [or such other name designated by the Corporation's Board of Directors].

          THIRD: This Amendment to the Corporation's Articles of Incorporation (the "Amendment") was approved by a majority of the entire Board of Directors of the Corporation.

          FOURTH: The Amendment is limited to a change expressly authorized by
Section 2-605 of the MGCL to be made without action by the stockholders of the Corporation.

          IN WITNESS WHEREOF, the undersigned officers of the Corporation who executed the foregoing Articles of Amendment hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

          Dated this 28th day of October, 2002.

                                      THE HENNESSY FUNDS, INC.



                                      By: /s/ Neil J. Hennessy
                                          --------------------------------------
                                          Neil J. Hennessy, President



                                      Attest:      /s/ Teresa M. Nilsen
                                                   -----------------------------
                                                   Teresa M. Nilsen, Secretary